Exhibit 99.1

Archaea Energy Inc. Reports First Quarter 2022 Results, Reaffirms Full Year 2022 Adjusted EBITDA and Production Guidance, and Increases Estimated Long-Term Annual Earnings Power

50 high-quality RNG development projects added to backlog through acquisition of INGENCO and formation of joint venture with Republic Services

Increasing estimated long-term annual earnings power by ~50% to ~$600 million

May 10, 2022

HOUSTON--(BUSINESS WIRE)-- Archaea Energy Inc. (“Archaea,” “the Company,” or “we”) (NYSE: LFG), an industry-leading renewable natural gas (“RNG”) company, today announced preliminary1 financial and operating results for the first quarter 2022.

FINANCIAL HIGHLIGHTS

●	Revenue of $56.9 million and net equity investment income of $1.4 million for the three months ended March 31, 2022.

●	Net loss[2] of $33.2 million for the three months ended March 31, 2022.

●	Adjusted EBITDA[3] of $20.6 million for the three months ended March 31, 2022.

●	Produced and sold 1.54 million MMBtu of RNG[4] and 166 thousand MWh of electricity[4] for the three months ended March 31, 2022.

●	Reaffirmed full year 2022 RNG production sold, electricity production sold, and Adjusted EBITDA[5] guidance.

●	Increased estimated long-term annual earnings power[6] (defined below) to approximately $600 million, an increase of approximately 50% compared to estimated long-term annual earnings power provided in March 2022, as a result of significant recent additions to the Company’s RNG project development backlog.

RECENT STRATEGIC ACCOMPLISHMENTS

●	Added 53 high-quality RNG development projects to the Company’s peer-leading RNG development backlog year to date, which today includes 88 RNG development projects for which gas rights agreements are in place or are expected to be in place after closing the transactions described below, in alignment with the Company’s long-term growth strategy and goal to increase estimated long-term annual earnings power:

○	Greenfield Project Additions – In the first quarter, entered into gas rights agreements to develop RNG facilities at two landfill sites.

○	Single-project Acquisition – In the first quarter, acquired a landfill gas to electric (“LFGTE”) project with RNG development rights.

○	INGENCO Acquisition – In April 2022, announced the signing of a definitive purchase and sale agreement to acquire NextGen Power Holdings LLC (together with its subsidiaries, “INGENCO”) for $215 million in cash. The acquisition includes 14 LFGTE plants and related gas rights at high-quality landfill sites with strong growth potential and permitted waste acceptance for over 40 years on average. The Company expects to build RNG facilities on 11 sites which currently have cumulative gross flows of over 5 million MMBtu per year[7]. The Company expects to close the acquisition of INGENCO on or after July 1, 2022.

○	Lightning Renewables Joint Venture with Republic – In May 2022, announced the formation of a landmark joint venture (“JV”), Lightning Renewables, LLC (“Lightning Renewables”), with Republic Services, Inc. (“Republic”) (NYSE: RSG), one of the largest providers of environmental services in the United States, to jointly invest approximately $1.1 billion to develop 39 RNG facilities at landfill locations owned or operated by Republic across the United States, including approximately $780 million to be invested by Archaea. Lightning Renewables has signed a long-term master gas sale and development agreement with Republic to develop the RNG facilities and is the largest landfill gas to RNG development venture to date. Archaea will hold a 60% ownership interest in Lightning Renewables and expects to receive distributions made with respect to its ownership interest in Lightning Renewables. Archaea will develop, engineer, construct, and operate the RNG facilities within the JV. Archaea will receive fees for engineering, procurement, and construction management during development and construction and fees for operation and maintenance services after completion. Development and construction of certain projects within Lightning Renewables are expected to begin in 2022, with completion and commissioning of the projects planned through 2027. The development projects within Lightning Renewables are located at high-quality landfill sites with strong growth potential and current cumulative gross flows of approximately 13 million MMBtu per year[7].

○	The RNG development projects associated with the INGENCO acquisition and Lightning Renewables are expected to add a total of approximately $200 million to the Company’s estimated long-term annual earnings power, assuming $1.50 per gallon D3 RIN pricing on uncontracted volumes, among other assumptions detailed below[6].

○	Archaea expects to fund the INGENCO acquisition and certain near-term development capital for Archaea’s portion of investments into Lightning Renewables and RNG development projects associated with INGENCO with existing cash on hand, borrowing capacity, and one or more capital markets transactions or private financing transactions.

●	Achieved development and operational milestones at key RNG facilities, in alignment with the Company’s 2022 guidance and development plan:

○	Produced first pipeline-quality RNG and achieved commercial operations at the Soares dairy digester facility in January 2022, successfully completing the first of four dairy projects within its 50%-owned Mavrix, LLC joint venture with BP Products North America Inc. and demonstrating that the Company’s capabilities extend to anaerobic digestion projects.

○	Completed maintenance activities including an electrical overhaul and plant redundancy updates at the Assai RNG facility in February, which has achieved over 99% uptime and over 95% methane recovery since early March 2022. Assai also received approval to utilize gas flows from the Alliance landfill in early May 2022.

○	Completed a successful initial optimization at the Seneca RNG facility, resulting in an approximate 10% increase in methane recovery. CO2 separation systems and NRU upgrades are key components of the Archaea V1 plant design.

●	Continued commercial success in obtaining long-term RNG sales agreements with creditworthy partners, in alignment with the Company’s goal of securing 70% of expected RNG production sold under long-term fixed-price contracts:

○	In January 2022, entered into a 20-year, fixed-price RNG purchase and sale agreement with FortisBC Energy Inc., a subsidiary of Fortis Inc. (NYSE: FTS), for the sale of up to approximately 7.6 million MMBtu of RNG annually, with sales expected to begin in 2022 and ramping up to the full annual quantity in 2025.

CEO COMMENTARY

“The financial and operating results we released today, coupled with the recent announcements of our new joint venture with Republic and acquisition of INGENCO, represent an important inflection point for Archaea,” said Nick Stork, Archaea’s Co-Founder and Chief Executive Officer. “We have now cemented our runway to dramatically increase our estimated long-term annual RNG production sold and earnings power. As we have said from the beginning, we are committed to building a company that can generate meaningful, predictable, and sustainable cash flows. We are proud to be afforded the opportunity to do so while also providing critical decarbonization solutions and driving positive environmental change.”

“We are focused on executing on all prongs of our growth strategy: optimizing the performance of our current operating facilities, successfully and safely constructing facilities in our current backlog, and expanding our backlog of high-quality development projects. First, we are focused on ensuring our current facilities perform to their maximum potential. We recently achieved a significant increase in methane recovery at our Seneca RNG facility after a membrane upgrade and NRU tuning. We are excited for the second phase of optimization at Seneca later this year. Additionally, we performed an electric overhaul and various facility optimizations at our Assai RNG facility during the first quarter. Although we experienced a brief outage while completing our work, which impacted total RNG production sold for the quarter, we believe this downtime has already proven worthwhile and will continue to do so, as Assai has subsequently been operating at over 99% uptime and above target methane recovery levels. Our optimization projects highlight our ability to enhance project returns organically through durable engineering advances that help not just Archaea, but our landfill partners as well.”

“We are continuing to build our backlog of high-quality development projects to help meet the growing demand for RNG from customers with decarbonization targets in a market that remains incredibly supply-constrained. We have more than doubled the number of projects in our backlog to 88 projects with the additions of the Lightning Renewables JV with Republic and the pending acquisition of INGENCO. These recent transactions underscore our commitment to accomplishing our growth goals while upholding our commitment to investing in projects that can generate strong cash-on-cash returns even in a downside case. The INGENCO acquisition highlights our ability to acquire existing electricity generation assets, along with long-term gas rights, at scale and at attractive multiples, while giving ourselves potential operating efficiencies and economic upside from generating our own power on these sites after RNG facilities are constructed. Meanwhile, Lightning Renewables provides us an unprecedented opportunity to meaningfully extend our greenfield RNG development runway, with the addition of 39 projects to our backlog. Together, the incremental projects from these two transactions materially increase our estimated long-term annual earnings power.”

“I am excited about the future of Archaea given our exceptional landfill and commercial partnerships, unparalleled gas processing and operational expertise, standardized approach to project development, and stability of cash flows. I am confident that we have superior competitive advantages to successfully execute on our development plans and further establish ourselves as an industry-leading RNG producer. We have no intention of stopping here, as we will continue to evaluate additional acquisition opportunities while matching portfolio additions with long-term, fixed-price contracts at favorable prices. Ultimately, we are committed to positioning Archaea as a profitable, multi-decade provider of decarbonization solutions that delivers value to our shareholders, partners, and communities.”

FORMATION OF LIGHTNING RENEWABLES JOINT VENTURE WITH REPUBLIC

In May 2022, the Company formed Lightning Renewables with Republic, one of the largest providers of environmental services in the United States, to jointly invest approximately $1.1 billion to develop 39 RNG facilities at landfill locations owned or operated by Republic across the United States, including approximately $780 million to be invested by Archaea. Lightning Renewables has signed a long-term master gas sale and development agreement with Republic to develop the RNG facilities and is the largest landfill gas to RNG development venture to date. Archaea will hold a 60% ownership interest in Lightning Renewables and expects to receive distributions made with respect to its ownership interest in Lightning Renewables.

Archaea will develop, engineer, construct, and operate the RNG facilities within the JV. Archaea will receive fees for engineering, procurement, and construction management services during development and construction and fees for operation and maintenance services after completion. Development and construction of certain projects within Lightning Renewables are expected to begin in 2022, with completion and commissioning of the projects planned through 2027. The development projects within Lightning Renewables are located at high-quality landfill sites with strong growth potential and current cumulative gross flows of approximately 13 million MMBtu per year7.

Archaea expects potential for the addition of incremental projects into Lightning Renewables over time, as well as additional potential upside through initiatives including wellfield optimization, carbon intensity reduction initiatives, and low-carbon hydrogen projects.

ACQUISITION OF INGENCO

In April 2022, Archaea announced that it entered into a definitive purchase and sale agreement with Riverview Investment Holdings LLC, an affiliate of Castleton Commodities International LLC, to purchase INGENCO for $215 million in cash, subject to customary adjustments at closing. The acquisition will add 14 LFGTE plants to the Company’s asset platform and approximately 70 employees who will add valuable expertise to the Company’s highly skilled and experienced team. The acquisition also includes gas rights for the LFGTE sites, which have a number of long-term agreements in place. The asset base is located on landfills with strong growth potential and permitted waste acceptance for over 40 years on average across sites.

Archaea expects to build RNG facilities on 11 sites which currently have gross cumulative flows of over 5 million MMBtu per year7. The acquisition has an estimated multiple of approximately 6X total capital expenditures, including acquisition and RNG development costs, to the estimated long-term annual earnings power associated with the INGENCO assets. The acquisition of INGENCO is expected to close on or after July 1, 2022.

SUMMARY AND REVIEW OF FINANCIAL RESULTS

The following results for the three months ended March 31, 2022 are presented on a consolidated basis.

($ in thousands)	Three Months Ended March 31, 2022
Revenue	$56,900
Equity Investment Income, Net	$1,429
Net Income (Loss)[2]	$(33,172)
Adjusted EBITDA[3]	$20,579

RNG Production Sold (MMBtu)	1,540,371
Electricity Production Sold (MWh)	165,613

RNG production sold for the three months ended March 31, 2022 was positively impacted by incremental production from the Assai and Soares RNG facilities which were completed in December 2021 and January 2022, respectively, and negatively impacted by downtime at certain facilities related to winter weather during the first quarter and downtime at the Assai facility related to maintenance activities. Electricity production sold for the three months ended March 31, 2022 was positively impacted by efficiency improvements across the asset portfolio and incremental production from our PEI power facility and negatively impacted by winter seasonality.

Revenues for the three months ended March 31, 2022 were positively impacted by strong market pricing of Environmental Attributes8, natural gas, and electricity and negatively impacted by the timing of monetization of Environmental Attributes, which are typically sold and recognized in income in months subsequent to the months in which RNG production occurs, related to production from the Assai RNG facility. Net equity investment income for the three months ended March 31, 2022 was negatively impacted by income tax payments and by the timing of certain Low Carbon Fuel Standard (“LCFS”) elections, partially offset by lower expenses.

Net loss for the three months ended March 31, 2022 was primarily driven by losses from changes in fair value of warrant derivatives as well as increased general and administrative expenses primarily related to increased headcount and other growth-oriented overhead, together with acquisition and other transaction costs and severance costs, partially offset by strong market pricing of Environmental Attributes, natural gas, and electricity. Items included in general and administrative expenses for the three months ended March 31, 2022 which impact financial comparability included acquisition and other transaction costs and severance costs, which totaled approximately $8.3 million.

Adjusted EBITDA for the three months ended March 31, 2022 was positively impacted by strong market pricing of Environmental Attributes, natural gas, and electricity and, to a lesser extent, negatively impacted by increased general and administrative expenses as described above.

CAPITAL STRUCTURE AND LIQUIDITY

As of March 31, 2022, Archaea’s liquidity position was $269.8 million, consisting of cash and cash equivalents of $30.8 million, restricted cash of $8.9 million, and $230.1 million of available borrowing capacity under the revolving credit facility after taking into consideration outstanding letters of credit.

As a result of significantly expanding and accelerating the pace of developing its project backlog, Archaea expects to enter into one or more capital markets or private financing transactions to fund the acquisition of INGENCO, certain additional capital expenditures related to incremental RNG development projects, and potentially to fund a portion of its base development plan, to provide additional capital for acquisitions or incremental development projects, or for general corporate purposes.

Capital Investments

Total cash used in investing activities was $66.5 million for the three months ended March 31, 2022. Archaea spent $61.4 million on development activities and $7.0 million, net of cash acquired, primarily related to the acquisition of landfill gas right assets. Development activities in the three months ended March 31, 2022 related to construction and optimization across the Company’s various plants and projects in development. The Company also made contributions to equity method investments totaling $4.0 million and received return of investment in equity method investments of $4.1 million.

Secondary Offering of Class A Common Stock

In March 2022, the Company supported an underwritten public offering in which Aria Renewable Energy Systems LLC sold approximately 14.9 million shares of the Company’s Class A common stock at a price to the public of $17.75 per share (the “Ares secondary offering”). The transaction resulted in no proceeds to the Company and a decrease of 14.9 million shares of the Company’s Class B common stock and a corresponding increase of 14.9 million shares of the Company’s Class A common stock.

2022 FULL YEAR GUIDANCE

Archaea is reaffirming RNG and electricity production sold and Adjusted EBITDA guidance for full year 2022. All guidance is current as of the published date and is subject to change.

($ millions, except production data)	Full Year 2022
RNG Production Sold[4] (million MMBtu)	11.1	–	11.7
Electricity Production Sold[4] (thousand MWh)	850	–	950
Adjusted EBITDA[5]	$125	–	$145

Within the 2022 Adjusted EBITDA guidance range, the Company continues to expect to sell approximately 5.5 million MMBtu, or approximately 50% of expected 2022 RNG production sold, under its existing long-term, fixed-price contracts. Taking into account volumes expected to be sold under its existing long-term, fixed-price contracts and fixed-price agreements to sell RINs expected to be generated and monetized in 2022, the Company continues to estimate that approximately 5 million MMBtu of its expected 2022 RNG production sold will be subject to market pricing. The Company continues to assume D3 RIN prices of $2.00 to $2.50 per gallon ($23.45 to $29.32 per MMBtu) for volumes expected to be subject to market pricing. The Company has increased expected general and administrative expenses to approximately $55 million as a result of further scaling for growth, as well as expected headcount additions related to the acquisition of INGENCO.

Archaea continues to plan to complete 20 projects in 2022, including 10 optimizations of existing RNG facilities and 10 new build projects expected to be placed into service. The Company expects capital investments of approximately $130 million during 2022 for projects expected to be placed into service in 2022. Once all projects in its 2022 development plan are completed and ramped to full flows, the Company expects its operating assets to have estimated long-term annual earnings power of approximately $200 million, which does not include any estimated impact from projects in its development backlog which are expected to be completed in subsequent years.

The Company is in the process of optimizing the pace and timing of its long-term project development backlog as a result of recent additions to its backlog related to Lightning Renewables and the acquisition of INGENCO. The Company also expects incremental near-term capital expenditures as a result of these transactions, including both acquisition and development capital and as a result, prior guidance provided regarding 2022 capital expenditures should no longer be relied upon. The Company expects to provide guidance for expected capital expenditures at a later date.

INCREASED ESTIMATED LONG-TERM ANNUAL EARNINGS POWER

“Estimated long-term annual earnings power” refers to estimated long-term annual Adjusted EBITDA after specified projects within the Company’s RNG development backlog, for which gas rights agreements are currently in place or are expected to be in place after closing pending transactions, are completed and ramped up to full flows. Associated metrics, including estimated long-term annual RNG production sold and estimated build multiples, also reflect estimates after completion and ramp-up of specified projects in the Company’s backlog.

Archaea is increasing estimated long-term annual earnings power and related metrics to reflect the impact of additions to the Company’s development backlog. The following corporate-level information reflects estimated long-term annual earnings power and related metrics after all 88 projects in the Company’s RNG development backlog, for which gas rights agreements are currently in place or are expected to be in place after closing the INGENCO acquisition, are completed and ramped up to full flows. All guidance is current as of the published date and is subject to change.

Estimated long-term annual earnings power ($ millions)	~$600
Estimated long-term annual RNG production sold (million MMBtu)	~50
Estimated build multiples*	~4X

*	Calculated as estimated development capital divided by estimated long-term annual earnings power

The Company expects to scale its project design, development, and construction capabilities such that it can complete all projects in its current backlog in approximately 6 to 8 years. Timing will be subject to change depending upon the pace of scaling the Company’s project development capabilities.

Within the estimated long-term annual earnings power and related metrics included in this release, Archaea assumes fixed-price volumes are sold only under its existing long-term contracts and assumes $1.50 per gallon D3 RINs, $140 per metric ton LCFS credits, and $3.00 per MMBtu brown gas pricing for volumes subject to market pricing. In addition, operating costs reflect management’s expectations based on experience operating existing assets and with adjustments for plant size, location, and royalty provisions under gas rights agreements. Estimated long-term annual earnings power does not include any impact from carbon capture and sequestration or carbon intensity reduction initiatives. Additionally, electricity production facilities are assumed to remain in operation following construction of RNG plants on LFG to electricity sites, with a natural gas fuel cost of $3.00 per MMBtu.

FIRST QUARTER 2022 CONFERENCE CALL AND WEBCAST

Archaea will host a conference call to discuss financial and operating results for first quarter 2022 and to provide an update on strategic priorities and estimated long-term annual earnings power on Tuesday, May 10, 2022 at 11 a.m. Eastern Time / 10 a.m. Central Time. A listen-only webcast of the call and an accompanying slide presentation may be accessed at www.archaeaenergy.com. After completion of the webcast, a replay will be available for 12 months on the Company’s website.

1. First quarter 2022 results as presented herein are based on preliminary unaudited information and are subject to revision. Archaea has not filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022. As a result, all financial results described in this earnings release should be considered preliminary and are subject to change to reflect any necessary adjustments or changes that are identified prior to the time the Company files its Form 10-Q. Accordingly, undue reliance should not be placed upon these preliminary results.

2. Net income (loss) as shown herein is before net income (loss) attributable to noncontrolling interest. For information regarding net income (loss) attributable to Class A common stock, please see the Preliminary Consolidated Statement of Operations included in this release.

3. Non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Measures” for further details.4. Volumes produced and sold include production from the Company’s wholly-owned facilities and its proportionate share of production from its equity method investment facilities.

5. A reconciliation of expected full year 2022 Adjusted EBITDA to net income (loss), the closest U.S. GAAP financial measure, cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts, including share-based compensation expense, which is affected by factors including future personnel needs and the future price of our Class A common stock, and changes in fair value of warrant derivatives, due to a variety of factors including the unpredictability of underlying price movements, which may be significant.

6. Please see “Increased Estimated Long-Term Annual Earnings Power” section of this release for additional information regarding estimated long-term annual earnings power and underlying assumptions. Certain assumptions regarding estimated long-term annual earnings power (which refers to estimated long-term annual Adjusted EBITDA after specified projects within the Company’s RNG development backlog, for which gas rights agreements are currently in place or are expected to be in place after closing pending transactions, are completed and ramped up to full flows) are inherently uncertain, and, as a result, our actual long-term annual earnings power (or estimated long-term annual Adjusted EBITDA) may be different than the estimate, and such differences may be material. A reconciliation of estimated long-term annual earnings power (or estimated long-term annual Adjusted EBITDA) to net income (loss), the closest U.S. GAAP financial measure, cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts (see footnote 5 above).

7. Calculated using current landfill gas flows into sites and assuming 50% methane content on average across sites.

8. Environmental Attributes refer to federal, state, and local government incentives in the United States, provided in the form of Renewable Identification Numbers, Renewable Energy Credits, Lower Carbon Fuel Standard credits, renewable thermal certificates, rebates, tax credits, and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy.

ABOUT ARCHAEA

Archaea Energy Inc. is one of the largest RNG producers in the U.S., with an industry-leading platform and expertise in developing, constructing, and operating RNG facilities to capture waste emissions and convert them into low carbon fuel. Archaea’s innovative, technology-driven approach is backed by significant gas processing expertise, enabling Archaea to deliver RNG projects that are expected to have higher uptime and efficiency, faster project timelines, and lower development costs. Archaea partners with landfill and farm owners to help them transform potential sources of emissions into RNG, transforming their facilities into renewable energy centers. Archaea’s differentiated commercial strategy is focused on long-term contracts that provide commercial partners a reliable, non-intermittent, sustainable decarbonizing solution to displace fossil fuels.

Additional information is available at www.archaeaenergy.com.

USE OF NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”), this release contains non-GAAP financial measures. Adjusted EBITDA is a non-GAAP financial measure that Archaea uses to facilitate comparisons of operating performance across periods. Non-GAAP measures should be viewed as a supplement to and not a substitute for the Company’s U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of the Company’s results as reported under U.S. GAAP and should be evaluated only on a supplementary basis.

FORWARD-LOOKING STATEMENTS

This release contains certain statements that may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “should,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe” and other similar words. Forward-looking statements may relate to expectations for future financial performance, business strategies or expectations for Archaea’s business. Specifically, forward-looking statements may include statements concerning market conditions and trends, earnings, performance, strategies, prospects and other aspects of Archaea’s business, including pending acquisitions. Forward looking statements are based on current expectations, estimates, projections, targets, opinions and/or beliefs of Archaea, and such statements involve known and unknown risks, uncertainties and other factors.

The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward looking statements include, but are not limited to: (a) Archaea’s ability to complete its acquisition of INGENCO and the timing of closing; (b) Archaea’s ability to successfully integrate INGENCO and other future acquisitions; (c) the availability and timing of financings, including for the acquisition of INGENCO, capital contributions to Lightning Renewables and other future acquisitions and strategic transactions; (d) the ability to recognize the anticipated financial, strategic, and operational benefits of the business combinations and any transactions contemplated thereby, the acquisition of INGENCO, Lightning Renewables, and other future acquisitions or strategic transactions, which may be affected by, among other things, competition, the ability of Archaea to grow and manage growth profitably and retain its management and key employees; (e) the possibility that Archaea may be adversely affected by other economic, business and/or competitive factors; (f) Archaea’s ability to develop and operate new projects, including the projects contemplated from the INGENCO assets and Lightning Renewables; (g) the reduction or elimination of government economic incentives to the renewable energy market; (h) delays in acquisition, financing, construction and development of new projects; (i) the length of development cycles for new projects, including the design and construction processes for Archaea’s projects; (j) Archaea’s ability to identify suitable locations for new projects; (k) Archaea’s dependence on landfill operators; (l) existing regulations and changes to regulations and policies that affect Archaea’s operations; (m) decline in public acceptance and support of renewable energy development and projects; (n) demand for renewable energy not being sustained; (o) impacts of climate change, changing weather patterns and conditions, and natural disasters; (p) the ability to secure necessary governmental and regulatory approvals; (q) Archaea’s expansion into new business lines; and (r) other risks and uncertainties indicated in Archaea’s Annual Report on Form 10-K for the year ended December 31, 2021, including those under “Risk Factors” therein, and other documents filed or to be filed by Archaea with the Securities and Exchange Commission.

Accordingly, forward-looking statements should not be relied upon as representing Archaea’s views as of any subsequent date. Archaea does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

(Financial Tables and Supplementary Information Follow)

ARCHAEA ENERGY INC.

Preliminary Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(in thousands, except shares and per share data)	2022	2021
Revenues and Other Income
Energy revenue	$52,917	$—
Other revenue	1,214	1,654
Amortization of intangibles and below-market contracts	2,769	—
Total Revenues and Other Income	56,900	1,654
Equity Investment Income, Net	1,429	—
Cost of Sales
Cost of energy	28,579	—
Cost of other revenues	1,623	1,161
Depreciation, amortization and accretion	12,490	49
Total Cost of Sales	42,692	1,210
General and administrative expenses	26,355	3,158
Operating Income (Loss)	(10,718)	(2,714)
Other Income (Expense)
Interest expense, net	(2,653)	(6)
Gain (loss) on warrants and derivative contracts	(19,915)	—
Other income (expense)	114	221
Total Other Income (Expense)	(22,454)	215
Income (Loss) Before Income Taxes	(33,172)	(2,499)
Income tax expense (benefit)	—	—
Net Income (Loss)	(33,172)	(2,499)
Net income (loss) attributable to nonredeemable noncontrolling interests	—	(86)
Net income (loss) attributable to Legacy Archaea	—	(2,413)
Net income (loss) attributable to redeemable noncontrolling interests	(14,745)	—
Net Income (Loss) Attributable to Class A Common Stock	$(18,427)	$—
Net income (loss) per Class A common share:
Net income (loss) – basic (1)	$(0.28)	$—
Net income (loss) – diluted (1)	$(0.28)	$—
Weighted average shares of Class A Common Stock outstanding:
Basic (1)	66,376,216	—
Diluted (1)	66,376,216	—

(1)	Class A Common Stock is outstanding beginning September 15, 2021 due to the reverse recapitalization transaction described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

ARCHAEA ENERGY INC.

Preliminary Consolidated Balance Sheets (Unaudited)

(in thousands, except shares and per share data)	March 31, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$30,816	$77,860
Restricted cash	8,857	15,206
Accounts receivable, net	37,812	37,010
Inventory	10,565	9,164
Prepaid expenses and other current assets	34,897	21,225
Total Current Assets	122,947	160,465
Property, plant and equipment, net	394,203	350,583
Intangible assets, net	637,233	638,471
Goodwill	29,137	29,211
Equity method investments	264,622	262,738
Operating lease right-of-use assets	4,742	—
Other non-current assets	12,140	9,721
Total Assets	$1,465,024	$1,451,189
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable - trade	$23,565	$11,096
Current portion of long-term debt, net	12,606	11,378
Current portion of operating lease liabilities	960	—
Accrued and other current liabilities	55,774	46,279
Total Current Liabilities	92,905	68,753
Long-term debt, net	327,768	331,396
Derivative liabilities	91,381	67,424
Below-market contracts	138,920	142,630
Asset retirement obligations	4,745	4,677
Long-term operating lease liabilities	3,913	—
Other long-term liabilities	2,604	5,316
Total Liabilities	662,236	620,196
Commitments and Contingencies
Redeemable Noncontrolling Interests	861,448	993,301
Stockholders' Equity
Preferred stock, $0.0001 par value; 10,000,000 authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 900,000,000 shares authorized; 80,281,754 shares issued and outstanding as of March 31, 2022 and 65,122,200 shares issued and outstanding as of December 31, 2021	8	7
Class B common stock, $0.0001 par value; 190,000,000 shares authorized; 39,281,735 shares issued and outstanding as of March 31, 2022 and 54,338,114 shares issued and outstanding as of December 31, 2021	4	5
Additional paid in capital	122,075	—
Accumulated deficit	(180,747)	(162,320)
Total Stockholders' Equity	(58,660)	(162,308)
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders’ Equity	$1,465,024	$1,451,189

Reconciliation of Non-GAAP Measures

Adjusted EBITDA

The following table reconciles Adjusted EBITDA to net loss for the three months ended March 31, 2022:

(in thousands)	Three Months Ended March 31, 2022
Net Loss	$(33,172)
Adjustments:
Interest expense	2,653
Depreciation, amortization and accretion	12,490
EBITDA	$(18,029)

Net derivative activity	19,915
Amortization of intangibles and below-market contracts	(1,103)
Amortization of equity method investments basis difference	2,571
Depreciation and amortization adjustments for equity method investments	1,594
Income tax expense for equity method investments	1,543
Share-based compensation expense	5,753
Acquisition and other transaction costs(1) and severance costs	8,335
Adjusted EBITDA	$20,579

(1)	Other transaction costs include expenses related to certain joint ventures and the Ares secondary offering.

Adjusted EBITDA is commonly used as a supplemental financial measure by Archaea’s management and external users of its consolidated financial statements to assess the financial performance of its assets without regard to financing methods, capital structures, or historical cost basis. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Archaea believes Adjusted EBITDA provides relevant and useful information to management, investors, and other users of its financial information in evaluating the effectiveness of its operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.

Adjusted EBITDA is calculated by taking net income (loss), before taxes, interest expense, and depreciation, amortization and accretion, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including gains and losses on disposal of assets, impairment charges, debt forbearance costs, net derivative activity, non-cash share-based compensation expense, and acquisition and other transaction costs, and severance costs. Archaea believes the exclusion of these items enables investors and other users of its financial information to assess its sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Adjusted EBITDA also includes adjustments for equity method investment basis difference amortization and the depreciation and amortization expense and income tax expense included in the Company’s equity earnings from its equity method investments. These adjustments should not be understood to imply that Archaea has control over the related operations and resulting revenues and expenses of its equity method investments. Archaea does not control its equity method investments; therefore, it does not control the earnings or cash flows of such equity method investments. The use of Adjusted EBITDA, including adjustments related to equity method investments, as an analytical tool should be limited accordingly.

A reconciliation of expected full year 2022 Adjusted EBITDA to net income (loss), the closest U.S. GAAP financial measure, cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts, including share-based compensation expense, which is affected by factors including future personnel needs and the future price of our Class A common stock, and changes in fair value of warrant derivatives, due to a variety of factors including the unpredictability of underlying price movements, which may be significant.

ARCHAEA CONTACTS

Megan Light

mlight@archaea.energy

346-439-7589

Blake Schreiber

bschreiber@archaea.energy

346-440-1627